INVESTMENT AND DEVELOPMENT AGREEMENT

     This Agreement is entered into effective as of November 22, 1995, by and between International Speedway Corporation, a Florida corporation, whose address is 1801 International Speedway Boulevard, Daytona Beach, Florida 32114-1243 ("ISC"), and Penske Corporation, a Delaware Corporation, whose address is 13400 Outer Drive West, Detroit Michigan 48239-4001 ("Penske Corp."). (Penske Corp. and ISC are sometimes referred to herein individually as a "Party" or collectively as "Parties").

                                      RECITALS

          A. Penske Speedway, Inc. ("PSI"), a Penske Corp. affiliate has entered into with Kaiser Ventures, Inc. f/k/a Kaiser Resources, Inc. ("Kaiser") an Agreement Regarding the Development of a Motorsport Complex in the County of San Bernardino, California dated April 11, 1994, as amended (the "Development Agreement").

          B. PSI and Kaiser set forth the general terms on which they desired to proceed with the development of The California Speedway identified in the Development Agreement, in an Outline of Terms dated April 11, 1995 modifying the Development Agreement (the "Outline of Terms").

          C. Kaiser entered into an Organization Agreement dated November 21, 1995 (the "Organization Agreement") with Penske Speedways Holding Corp. (hereinafter referred to as "Penske Speedways Holding"), a Delaware corporation which is a shareholder of PSI, and PSH Corp. (hereinafter referred to as "PSH"), a Delaware corporation which is a shareholder of Penske Speedways Holding. The Organization Agreement is intended to implement the terms of the Development Agreement and the Outline of Terms. A copy of the Organization Agreement is attached as Exhibit A hereto.

          D. Under the terms of the Organization Agreement, after satisfaction of certain conditions specified in the Organization Agreement, PSH shall cause Penske Speedways Holding to transfer to Kaiser fifteen thousand (15,000) shares of preferred stock of Penske Speedways Holding (the "Preferred Stock") in exchange for all the issued and outstanding stock of Speedway Development Corp., a California corporation ("SDC"). At the time of the exchange, SDC shall be the owner as of record of approximately 450 acres of land located in the County of San Bernardino, California which is described on Schedule 4.3(d) of the Organization Agreement (the "Raceway Property").

          E. Penske Corp. desires that ISC shall participate in the development of the Raceway Property into a motorsport complex (with facilities and structures related and incidental thereto) to be known as The California Speedway (the "Raceway"), with such participation potentially including the advance of demolition financing and the acquisition of a twenty percent (20%) equity interest in PSH.

          F. ISC is willing to participate in the development of the Raceway Property into a motorsport complex on the terms and subject to the conditions hereinafter set forth.

          G. The purposes of this Agreement are, among other things, to set forth: (i)the terms on which the Parties will undertake the development of the Raceway Property; (ii) the circumstances which will require ISC to contribute funds toward development of the Raceway Property; (iii) the structure of PSH and the affiliated group of corporations of which it will be the parent corporation (iv) an outline of certain rights of ISC with respect to the governance of PSH, and the affiliated group of which it will be the parent corporation; and (v) the relationship between this Agreement and the Organization Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ISC and Penske Corp. agree as follows:

                                     ARTICLE I
                                  DEFINITIONS

     1.1 Except as otherwise specified in this Agreement, the terms defined in the Organization Agreement shall have the same meaning in this Agreement. In addition to the terms that may be defined in other locations of this Agreement, including the recitals set forth above, the following terms shall have the meaning set forth below:

     1.1.0 Agreement shall mean this Agreement between Penske Corp. and ISC as the same may be amended from time-to-time.

     1.1.1 Affiliate shall mean any person or entity controlling or controlled by or under common control with a specified entity.

     1.1.2 Applicable Laws shall mean all applicable federal, state and local laws and regulations.

     1.1.3 Demolition Costs shall mean up to $1,800,000 of costs which PSI is obligated to advance under the terms of Section 3.4 of the Development Agreement associated with the demolition of the existing structures and foundations on the Raceway Property which demolition is necessary in order for Kaiser to complete its remediation of hazardous materials in accordance with terms of Section 3.2 of the Development Agreement.

     1.1.4 Phase I Period shall mean the period of time from the date of this Agreement through the PSH Formation Date.

     1.1.5 PSH Affiliated Group shall mean PSH and each of its subsidiary corporations which would qualify as part of the same "affiliated group" as that term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended.

     1.1.6 PSH Formation Date shall refer to the date on which there shall have occurred both the Closing Date specified in the Organization Agreement and the issuance to ISC of PSH stock in accordance with the terms of Section
5.1 below.

     1.1.7 PSI Assets shall mean all the assets of PSI and its subsidiaries including the Penske Assets as that term is defined in the Development Agreement and the assets of Motorsports International Corp.

     1.1.8 Public Company shall mean and refer to Penske Speedways
Holdings or any of its subsidiaries which have filed an effective registration statement with the Securities and Exchange Commission and have sold registered securities to the public.

                                ARTICLE II
          PRE-DEVELOPMENT, INVESTIGATION AND ENTITLEMENT ACTIVITIES

     2.1 Pre-Development and Entitlement Activities.   To the extent that
any of the pre-development and entitlement activities set forth in Section 2.1 of the Development Agreement have not been completed prior to the date hereof, Penske Corp. agrees to cause PSI to keep ISC fully advised of the status of such activities, to provide ISC with copies of all documentation received by PSI with respect to such activities and to permit ISC to fully participate in meetings and discussions with Kaiser regarding such activities. Penske Corp. represents that to the best of its knowledge Schedule 2.1 attached hereto sets forth the status of pre-development, investigation and entitlement activities that are outstanding as of the date of this Agreement.

     2.2 Delivery of Information

               (a) Raceway Property Information. Penske Corp. represents and warrants to ISC that prior to the date hereof it has provided or made available for review by ISC all documents relating to the Raceway Property provided by Kaiser to PSI in accordance with the provisions of Section 2.2 of the Development Agreement. Penske Corp. agrees that commencing with the date hereof it will promptly provide ISC with copies of all documents relating to the Raceway Property provided by Kaiser to PSI in accordance with the terms of
Section 2.2 of the Development Agreement or provided to Penske Speedways Holding or PSH in accordance with the terms of the organization Agreement.

               (b) PSI Information. Penske Corp. represents and warrants to ISC that prior to the date hereof it has provided or made available for review by ISC all documents in PSI's possession and related to the PSI Assets which were provided or made available for review by Kaiser in accordance with the provisions of Section 2.2 of the Development Agreement. Penske Corp. agrees that commencing with the date hereof it will promptly provide ISC with copies of all documents related to the PSI Assets which are provided to Kaiser in accordance with the terms of Section 2.2 of the Development Agreement or otherwise reasonably requested by ISC.

     2.3 Inspection and Investigation of Raceway Property. Penske Corp. hereby agrees to have PSI designate ISC as one of its designees entitled to inspect the Raceway Property with all the rights of inspection given to PSI under the Development Agreement. ISC agrees to conduct its activities on the Raceway Property in such a manner as to avoid disturbing any tenant or other occupant of the Raceway Property or in any way causing PSI or its Affiliates to incur liability to anyone under, or related to, the Development Agreement.

     2.4 Schedule of Development and Remediation Activities. Penske Corp. represents that to the best of its knowledge Schedule 2.4 attached hereto sets forth a timetable, accurate in all material respects, for obtaining all governmental approvals necessary for the construction and initial development of the Raceway Property and the performance by Kaiser of its environmental remediation obligations under Section 5.3(b) of the Development Agreement.

                                  ARTICLE III
                            DEMOLITION COST LOANS

     3.1 Loan of Demolition Costs. During the Phase I Period, ISC shall make loans to PSH in an aggregate amount not to exceed $360,000.00 ("Demolition Cost Loans") to be used to cover twenty percent (20%) of the Demolition Costs. Attached as Schedule 3.1 is a Statement of Demolition Costs expended by Penske Corp. or its Affiliates through the date hereof. Penske Corp. warrants that Schedule 3.1 is accurate and complete in all material respects. Simultaneous with the execution hereof ISC shall make a Demolition Cost Loan to reimburse Penske Corp. or its Affiliate designated by Penske Corp. for twenty percent (20%) of Demolition Costs reflected on Schedule 3.1 with respect to which ISC has not made previous Demolition Cost Loans. During the Phase I Period, eighty percent (80%) of any additional Demolition Costs shall be paid by Penske Corp. or its Affiliates and twenty percent (20%) of any additional Demolition Costs shall be paid by ISC through additional Demolition Cost Loans to SHI. Penske Corp. shall provide to ISC reasonable supporting documentation with respect to all Demolition Costs with respect to which it is seeking Demolition Cost Loans. In no event shall ISC be obligated to make Demolition Cost Loans aggregating more than $360,000.

     3.2 Documentation and Repayment of Loans. In return for each Demolition Cost Loan made by ISC, ISC shall receive a promissory note from PSH in the principal amount of the Demolition Cost Loan. Each note shall be guaranteed by Penske Corp. and shall be substantially in the form of the note attached as Schedule 3.2 hereto.

     3.3 Conversion of Demolition Cost Loans.  Upon the occurrence of the
PSH Formation Date, the Demolition Cost Loans and the notes representing such loans shall be canceled and the amounts represented by such loans shall be treated as equity contributions made by ISC into PSH in accordance with the terms of Section 5.1 below.

                                   ARTICLE IV
                     OBLIGATIONS AND COVENANTS OF PENSKE CORP.

     4.1 Modification of the Agreements. Between the date hereof and the PSH Formation Date, neither the Development Agreement nor the Organization Agreement shall be modified in any material respect and Penske Corp. shall not permit PSI to waive any of its material rights under the Development Agreement without the written consent of ISC, which will not be unreasonably withheld or delayed. Penske Corp. shall provide ISC with prompt written notice of any changes made or which it desires to make in the Development Agreement or the Organization Agreement. If prior to the PSH Formation Date, ISC shall not grant its written consent to any modification for which its consent is required and Penske Corp. desires to proceed with the modification, ISC may elect to terminate this Agreement by providing at least thirty (30) days written notice to Penske Corp. After the PSH Formation Date, and as long as ISC owns at least two percent (2%) of the outstanding stock of PSH, neither the Organization Agreement nor any of the definitive agreements contemplated by the Organization Agreement shall be modified except with ISC's prior written consent, and Penske Corp. shall not permit any of its Affiliates to waive any of their rights under such agreements without the prior written consent of ISC.

     4.2 Formation of the PSH Affiliated Group.  Prior to the PSH
Formation Date, Penske Corp. shall have caused the PSH Affiliated Group to be structured as reflected on Schedule 4.2 hereto subject only to the issuance of stock to ISC and to Kaiser. On the PSH Formation Date, in accordance with the terms of Section 5.1 below, Penske Corp. shall cause PSH to issue to ISC 200 shares of PSH's common stock which will constitute twenty percent (20%) of PSH's outstanding stock.

     4.3 Capital Contribution by Penske Corp.  On or before the PSH
Formation Date, Penske Corp. shall have made capital contributions into PSH totaling $5,000,000. Penske Corp., at its option, may treat reasonable and verifiable amounts expended or advanced by Penske Corp. or its Affiliates for the development and/or construction of the Raceway prior to the PSH Formation Date as capital contributions made into PSH. Attached as Schedule 4.3 hereto is a list of all development and construction expenditures or advances made by Penske Corp. or its Affiliates through the date hereof which Penske Corp. intends to treat as capital contributions into PSH.

     4.4 Representations and Warranties of Penske Corp. Penske Corp. represents and warrants to ISC that the following matters are true and correct as of the date of execution of this Agreement and will be true and correct as of the PSH Formation Date:

               (a) Authority. Penske Corp. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware; this Agreement is duly authorized, executed, and delivered by Penske Corp. and is a legal, valid and binding obligation of Penske Corp. enforceable against Penske Corp. in accordance with its respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of creditors generally) and will not violate any material provision of any agreement to which Penske Corp. or any of its Affiliates is a party or to which the PSI Assets may be subject.

               (b) Legal Proceedings. To the best of Penske Corp.'s actual knowledge (no independent investigation having been made by Penske Corp.), there are no pending or threatened legal proceedings or actions which, if concluded least favorably to Penske Corp., would prevent Penske Corp. from entering into or performing this Agreement and the transactions contemplated herein or have a material adverse impact on the status or value of the PSI Assets.

               (c) Required Actions.  Except as set forth on Schedule
4.4(c) hereto, no consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor or, to the best of Penske Corp.'s actual knowledge (no independent investigation having been made by Penske Corp.), any judicial or administrative body, governmental authority or other party is required in order for Penske Corp. to enter into or to perform this Agreement. Notwithstanding the foregoing, Penske Corp. and ISC acknowledge that certain permits, licenses, consents and approvals will be required in connection with the development and operation of the Raceway and the PSI Assets.

               (d) No Material Adverse Change. From the date of this Agreement to the SHI Formation Date, there shall have been no material adverse change in the status of the PSI Assets and their operation or to PSI or Penske Corp. which would adversely affect the value of the PSI Assets, adversely change Penske Corp.'s ability to perform under this Agreement, or adversely affect the ability of Penske Corp. to obtain necessary financing for the construction of the Raceway.

               (e) Financial Statement. PSI's audited consolidated financial statement for PSI and each of its corporate subsidiaries (the "Subsidiaries") as of and for the fiscal year ended December 31, 1994 (the "PSI Statement Date"), and the September 30, 1995 unaudited consolidated Financial Statement for PSI and each of the subsidiaries, copies of which are attached hereto as Schedule 4.4(e), are complete and correct in all material respects, were prepared in accordance with generally accepted accounting principles applied consistently and on a basis consistent with those applied in previous accounting periods, and fairly present PSI's financial condition as of said dates and the results of its operations for the periods covered thereby on a consolidated basis with the Subsidiaries. Except as may be indicated on Schedule 4.4(e), the amounts of net income shown therein, after provision for federal and state income taxes, if any, represent operating income from the normal operation of PSI's business and do not include any material item of non-recurring or special income such as, but not limited to, intercompany profits, profits on re-evaluation of inventory or other assets or profit on the sale of capital assets (other than sale of motor vehicles and the sale of other capital assets in the ordinary course of business which do not exceed $500,000 in the aggregate during any fiscal year). PSI has no subsidiaries in which it owns more than a fifty percent (50%) equity interest except as reflected on Schedule 4.4(e).

               (f) Changes in Condition.  Since the PSI Statement Date,
PSI and the Subsidiaries have conducted their business in the usual, regular and ordinary course and have not, except in accordance with the terms of the Development Agreement or as set forth on Schedule 4.4(f) hereto:

                    (i) incurred any obligations or liabilities, accrued, absolute, contingent or otherwise, other than normal contract liabilities incurred in the conduct of their business in the ordinary and regular course which are either terminable or will expire or be fully performed within twelve months from their respective dates;

                    (ii) discharged or satisfied any lien or encumbrance or paid any obligations, absolute, contingent, or otherwise, other than current contract liabilities for goods or services incurred since the PSI Statement Date in the normal and ordinary course of business;

                    (iii) mortgaged, pledged or created a security interest in any of their assets, subjected their assets to any lien or other encumbrance, sold or transferred any properties, rights or interests, or cancelled, settled, compromised or released any receivables, contracts, claims or rights, except in the normal and ordinary course of business;

                    (iv) made any charges to their capital or surplus accounts; or

                    (v) used their assets or conducted their business in any manner other than in the normal and ordinary course.

               (g) Title. PSI and the Subsidiaries have good and marketable title to all of their assets free and clear from all mortgages, liens, security interests and encumbrances except for (i) taxes and assessments not yet due and payable, (ii) mortgages, liens, security interests and encumbrances which are noted or reflected on Schedule 4.4(e) and (iii) purchase money liens incurred in the usual, regular and ordinary course of business.

               (h) Damage. Since the PSI Statement Date, neither PSI nor any of the Subsidiaries have suffered any material damage, destruction or other loss (whether or not covered by insurance) and no other event or condition has occurred which has materially and adversely affected the operations by PSI or any of the Subsidiaries of the speedways operated by them.

               (i) Negative Covenants. Except for matters disclosed on the financial statements set forth as Schedule 4.4(e) hereto, disclosed in the Organization Agreement, disclosed or permitted by Section 4.4(f) hereto, or which are disclosed in Schedule 4.4(i) hereto:

                    (i) Neither PSI nor any of the Subsidiaries is a party to or bound by any material written or legally enforceable oral contract, lease, permit, franchise, license or other instrument, document, commitment, undertaking or obligation. For purposes of the immediately preceding sentence, a contract shall be deemed to be material if it creates an obligation in excess of $250,000.

                    (ii) There is no material litigation, claim, or condition pending or to the knowledge of Penske Corp. threatened which would, might or seeks to materially affect or change the assets, financial condition, business or right to carry on its business of PSI or any of the Subsidiaries and there is no material basis known to Penske Corp. therefor.

                    (iii) There is no material investigation, audit or other proceeding pending or to the knowledge of Penske Corp. threatened by or before any governmental commission, agency or other public or regulatory authority which would, might or seeks to materially affect or change the assets, financial condition, business or right to carry on its business of PSI or any of the Subsidiaries, and there is no material basis known to Penske Corp. therefor.

                    (iv) To the best of the knowledge of Penske Corp. The
PSI receivables shown on Schedule 4.4(e) in all material respects represent, valid, undisputed and liquidated claims due from the debtors as of the dates thereof, and in all material respects, except as stated on such Schedule 4.4(e), are current and collectible in the aggregate recorded amounts thereof, less amounts collected in the ordinary course of business subsequent to the date thereof and are not subject to any material set-off, counterclaim or any other condition of payment.

                    (v) To the best of the knowledge of Penske Corp. inventories maintained by PSI or any of the Subsidiaries consist in all materials respects of items of a quality and quantity usable or salable in the normal course of the business, and except for items which in the aggregate are not material, the value of obsolete and damaged items and of items which are below standard quality has been written down to realizable market value, or adequate reserves have been provided for.

                    (vi) All material real property owned or leased by PSI or any of the Subsidiaries and all material improvements thereon and the equipment therein (i) are in good operating condition and repair and satisfactory for the uses for which they are intended, normal wear and tear excepted, (ii) to the best of the knowledge of Penske Corp., conform with all material applicable federal, state and local laws, zoning and building ordinances and health and safety ordinances and (iii) to the best of the knowledge of Penske Corp. to the extent pertinent, are zoned for the various purposes for which such buildings and structures are being used; none of the improvements on the premises materially encroaches upon any adjoining premises in a manner which is likely to materially and adversely affect the conduct of business upon the premises of PSI or any of the Subsidiaries, nor is there any material encroachment by others upon the premises of PSI or any of the Subsidiaries in a manner which is likely to materially and adversely affect the conduct of business upon the premises of PSI or any of the Subsidiaries and to the best of Penske Corp.'s knowledge and belief all certificates, licenses and permits which are required for the lawful use and occupancy of the premises and structures used by PSI or any of the Subsidiaries, and the absence of which is likely to materially and adversely affect the conduct of business upon such premises, have been obtained and are in full force and effect.

                    (vii) All of the material leases of PSI or the Subsidiaries are in full force and effect, valid and enforceable in accordance with their terms (subject to general equitable principles and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) and, except as specifically provided in writing in such leases, grant the leasehold interests they purport to grant free and clear of all mortgages, liens, security interests and encumbrances created by PSI or any of the Subsidiaries.

                    (viii) PSI and the Subsidiaries are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, to the extent that the failure to comply with such laws could have a material adverse effect upon the business of PSI or the Subsidiaries taken as a whole or on the current operation of any speedway by PSI or any of the Subsidiaries, and are not engaged in any unfair labor practices; and there are no pending or threatened labor strikes or grievances or arbitration proceedings against the PSI or any of the Subsidiaries regarding labor matters. There are not now and for the last three years there have not been any unfair labor practice complaints or union representation questions pending against PSI or any of the Subsidiaries before the National Labor Relations Board. Except as disclosed on Schedule 4.4(i) hereto, all obligations of PSI and the Subsidiaries for payment to their employees, to trusts or other funds to any governmental agencies, for workmen's compensation, unemployment compensation, pension, profit sharing, retirement, deferred compensation, social security bonus or any other form of compensation or benefit, have been paid, or adequate accruals have been made therefor and are fully reflected on PSI's financial statements in accordance with generally accepted accounting principals. Neither PSI nor any of the Subsidiaries is a party to or bound by any collective bargaining agreements.

                    (ix) There have been filed on behalf of PSI and the Subsidiaries all tax returns and other reports and returns required to be filed by all federal, state and local authorities within the time required for each such filing, and there have been paid all taxes, assessments, contributions, fees and other amounts due and payable thereon unless the failure to do so will not have a material adverse effect upon PSI or the Subsidiaries taken as a whole or are being challenged in good faith. All outstanding tax challenges involving potential tax liability in excess of $25,000 are listed on Schedule 4.4(i) hereto. All taxes imposed on or with respect to the real property owned or leased by PSI or any of the Subsidiaries have been paid in full on or before the date on which they are due, subject to the terms of the immediately proceeding sentence.

                    (x) Neither PSI nor any of the Subsidiaries is in default under or in breach or violation of any of the terms, conditions or obligations of (A) its Articles of Incorporation, Bylaws, Code of Regulations or corporate resolutions; (B) any material contract, lease, mortgage or other agreement or obligation or any material license, franchise, permit or similar authorization to which it is a party, by which it is bound, or to which it is subject; (C) any federal, state, local or other law; or (D) any rule, regulation, order, judgment, decree or other requirement of any federal, state, local or other governmental agency or authority or court or judicial body to the extent any failure to comply will have a material adverse effect on PSI and the Subsidiaries taken as a whole or on the current operation of any speedway by PSI or any of the Subsidiaries.

                    (xi) No consent, approval, authorization or order of any person, firm or corporation, who or which is not a party to this Agreement or of any court or governmental agency is required for the consummation of the sale of PSH stock to ISC as contemplated by this Agreement.

                    (xii) There are no material instruments, agreements or arrangements creating liens, encumbrances, charges or restrictions on the use or transfer of any assets or property of PSI or any of the Subsidiaries.

                    (xiii) There are no material compensation, pension, bonus, profit sharing, stock option, stock purchase, hospital and medical insurance, retirement, deferred compensation and other employee benefit plans of PSI or any of the Subsidiaries.

                    (xiv) There are no material deeds, leases, letters of intent and other agreements to which PSI or any of the Subsidiaries is a party relating to any real property or any interest therein.

                     (xv) Except as disclosed on Schedule 4.4(i) hereto, there are no material patents, trademarks, trade names, copyrights, franchises and licenses or applications therefor presently owned, held or used by PSI or any of the Subsidiaries or which are necessary for the current operation of any speedway being operated by PSI or any of the Subsidiaries.

                    (xvi) Except as disclosed on Schedule 4.4(i) hereto, there are no material policies of insurance carried or paid for by or for the benefit of PSI or any of the Subsidiaries.

                     (xvii) There are no securities owned by PSI or any of the Subsidiaries, except as reflected on Schedule 4.2 hereto and other than an approximately two percent (2%) interest in North Carolina Motor Speedway, Inc.

     4.5 Access.  From the date hereof and prior to the PSH Formation
Date, Penske Corp. shall provide ISC with such information as ISC may from time to time reasonably request with respect to the PSI Assets, and the transactions contemplated by this Agreement, and shall provide ISC and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of PSI and the Subsidiaries as ISC may from time to time reasonably request, subject to the provisions of this Agreement regarding the confidentiality of such information and data.

     4.6 Conduct of Business. Except as may be otherwise contemplated by this Agreement or except as ISC may otherwise consent in writing (which consent shall not be unreasonably withheld) from the date hereof through the PSH Formation Date, Penske Corp. shall cause PSI (a) to operate its business only in the ordinary course and use its best efforts to preserve intact the PSI Assets, (b) to take all actions necessary to implement the terms of this Agreement applicable to PSI and (c) to fully perform all its obligations under the Development Agreement.

     4.7 Representations and Warranties Regarding PSH. Penske Corp. covenants and agrees that as of the PSH Formation Date each of the following representations and warranties regarding PSH shall be true:

               (a) Organization, Standing and Authority. PSH shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as is contemplated by this Agreement.

               (b) Certificate of Incorporation and Bylaws. PSH shall have filed a Certificate of Incorporation in the form attached as Schedule 4.7(b)(i) hereto, adopted bylaws in the form attached as Schedule 4.7(b)(ii) hereto and held an initial meeting of directors, the minutes for which are in the form of Schedule 4.7(b)(iii) hereto. Except as reflected on Schedule 4.7(b)(iii) hereto, there shall not have been any other actions of the Board of Directors or Shareholders of PSH.

               (c) Capitalization. The authorized capital stock of PSH shall consist of 10,000 shares of Common Stock (par value $.01 per share) of which as of the PSH Effective Date 800 shares shall have been issued to Penske Corp. and 200 shares (the "ISC Shares") shall have been issued to ISC. PSH will hold no shares of its capital stock in its treasury. No person will have any agreement, subscription, option or warrant or any other right or commitment entitling such person to acquire from PSH any shares of PSH's capital stock or any other securities or other instruments convertible into or exchangeable for any such shares. The outstanding shares shall have been issued in compliance with all applicable federal and state securities laws.

               (d) Title to Shares. ISC will have acquired the ISC Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions which have not been created by ISC (other than restrictions of general applicability imposed by federal and state securities and other laws and those contemplated by this Agreement) and will have acquired good and marketable title to the ISC Shares (subject to the above referenced restrictions).

               (e) Assets of PSH. PSH shall have no liabilities other than for taxes, organizational expenses and any liabilities arising out of its status as a shareholder of Penske Speedways Holding. The sole assets of PSH shall be its ownership of eighty-five percent (85%) of the outstanding stock of Penske Speedways Holding, the capital contributions of ISC contemplated by this Agreement and advances made by PSH to its Affiliates.

     4.8 Representations and Warranties Regarding Penske Speedways
Holding. Penske Corp. covenants and agrees that as of the PSH Formation Date each of the following representations and warranties regarding Penske Speedways Holding shall be true:

               (a) Organization, Standing and Authority. Penske Speedways Holding shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as is contemplated by this Agreement and the Development Agreement.

               (b) Capitalization. The authorized capital stock of Penske Speedways Holding shall be as set forth on Schedule 4.8 hereto. Penske Speedways Holding will hold no shares of its capital stock in its treasury.
No person will have any agreement, subscription, option or warrant or any other right or commitment entitling such person to acquire from Penske Speedways Holding any shares of Penske Speedways Holding's capital stock or any other securities or other instruments convertible into or exchangeable for any such shares except as set forth on Schedule 4.8 hereto. The outstanding shares shall have been issued in compliance with all applicable federal and state securities laws.

               (c) Title to Shares. Penske Speedways Holding will have acquired all the outstanding stock of PSI (the "PSI Shares") free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions (other than restrictions of general applicability imposed by federal and state securities and other laws, those contemplated by this Agreement and those set forth as Schedule 4.8 hereto) and will have acquired good and marketable title to the PSI Shares (subject to the above referenced restrictions).

                                   ARTICLE V
                           INVESTMENT BY ISC INTO PSH

     5.1 Timing of Investment. On the PSH Formation Date, ISC shall convert the principal amount of the Demolition Cost Loans into an equity contribution in PSH in return for the ISC Shares. No interest shall be charged on the Demolition Cost Loans in the event of such conversion. On the PSH Formation Date, ISC shall make an additional equity investment in PSH in an aggregate amount equal to $14,975,000 less the total amount of the Demolition Costs Loans previously made by ISC.

     5.2 Conditions Precedent to Investment. The obligation of ISC to make the investment contemplated by Section 5.1 above is subject to the satisfaction or ISC's waiver in writing, of each of the following conditions:

               (a) All the conditions specified in Section 4.4 of the Organization Agreement shall have been accomplished without any waiver of any such conditions and PSH shall have received assurances reasonably satisfactory to it that the Closing specified in Article IV of the Organization Agreement shall occur immediately following the PSH Formation Date without waiver by any party of any material conditions to Closing specified in Article IV of the Organization Agreement.

               (b) Penske Corp. shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to the PSH Formation Date.

               (c) Each of the representations and warranties of Penske
Corp. set forth in this Agreement and of the parties thereto set forth in the Development Agreement and the Organization Agreement shall be true and correct in all material respects.

               (d) There shall have occurred no material adverse change in the financial condition of PSI from the financial condition reflected on the most recent unaudited financial statement attached as part of Schedule 4.4(e) hereto.

               (e) All applicable requirements under the Applicable Laws shall have been met with respect to the transactions contemplated by this Agreement and the transactions contemplated by the Organization Agreement which are to occur on the Closing Date.

               (f) ISC shall be reasonably satisfied that (i) all required material permits, licenses and consents to build the Raceway as contemplated by the Business Plan which is specified in the Organization Agreement and a copy of which shall have been provided to ISC prior to the date hereof (the "Business Plan") will be received in a timely manner; and (ii) all financing necessary for the construction and operation of the Raceway, as contemplated by the Business Plan, is available on terms reasonably satisfactory to ISC.

               (g) No material state or private action shall be pending or threatened seeking to challenge or materially delay the development of the Raceway Property as contemplated by the Business Plan or any of the transactions contemplated by this Agreement.

               (h) The Parties shall have entered into a shareholders agreement reasonably satisfactory to ISC which incorporates the provisions set forth in Sections 6.1 and 6.6 below.

               (i) ISC shall have received evidence reasonably satisfactory to it that Kaiser has consented to all the terms of this Agreement which can be implemented only with Kaiser's consent or cooperation.

     5.3 Representations and Warranties of ISC. ISC represents and warrants to Penske Corp. that the following matters are true and correct as of the date of execution of this Agreement and will be true and correct as of the PSH Formation Date, unless otherwise limited:

               (a) Authority. ISC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida; this Agreement is duly authorized, executed, and delivered by ISC and is a legal, valid and binding obligation of ISC enforceable against ISC in accordance with its terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of creditors generally) and will not violate any material provision of any agreement to which ISC is a party.

               (b) Legal Proceedings. To the best of ISC's actual knowledge (no independent investigation having been made by ISC), there are no pending or threatened legal proceedings or actions which, if concluded least favorably to ISC, would prevent ISC from entering into or performing this Agreement and the transactions contemplated herein.

               (c) Required Actions. No consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor or, to the best of ISC's actual knowledge (no independent investigation having been made by ISC), any judicial or administrative body, governmental authority or other party is required in order for ISC to enter into or to perform this Agreement.

               (d) No Material Adverse Change. From the date of this Agreement to the PSH Formulation Date, there shall have been no material adverse change in ISC's ability to perform under the terms of this Agreement or a material adverse change in the financial condition of ISC.

     5.4 Conditions Precedent to Penske Corp.'s Obligations. The obligation of Penske Corp. to proceed with the transactions contemplated by this Agreement is subject to the satisfaction or Penske Corp.'s waiver in writing of each of the following conditions:

               (a) All the material conditions precedent to the Closing specified in Article IV of the Organization Agreement shall have been accomplished without any waiver of any such conditions and the Closing contemplated by the Organization Agreement shall be scheduled to occur immediately following the PSH Formation Date and the parties to the Organization Agreement shall be prepared to Close under the Organization Agreement at that time.

               (b) ISC shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to the PSH Formation Date.

               (c) Each of the representations and warranties of ISC set forth in this Agreement and of Kaiser set forth in the Organization Agreement shall be true and correct in all material respects.

               (d) There shall have occurred no material adverse change in the financial condition of ISC from the financial condition reflected on the audited financial statement attached as Schedule 5.4(d) hereto.

               (e) All applicable requirements under the Applicable Laws shall have been met with respect to the transactions contemplated by this Agreement and the transaction contemplated by the Organization Agreement to occur on the Closing Date.

               (f) Penske Corp. shall be reasonably satisfied that (i) all required material permits, licenses and consents to build and operate the Raceway as contemplated by the Business Plan specified in the Development Agreement have been or will be received in a timely manner; (ii) all financing necessary for the construction and operation of the Raceway as contemplated by the aforesaid Business Plan is available on terms reasonably satisfactory to Penske Corp.

               (g) No material state or private action shall be pending or threatened seeking to challenge or materially delay the development of the Raceway Property as contemplated by the Business Plan or any of the transactions contemplated by this Agreement.

               (h) The Parties shall have entered into a shareholders agreement reasonably satisfactory to Penske Corp. which incorporates the provisions set forth in Sections 6.1 and 6.6 below.

               (i) Penske Corp. shall have received evidence reasonably satisfactory to it that Kaiser has consented to all the terms of this Agreement which can be implemented only with Kaiser's consent or cooperation.

                                   ARTICLE VI
                               SPECIAL PROVISIONS

     6.1 Minority Shareholder Rights. After the PSH Formation Date and as long as ISC owns at least ten percent (10%) of the outstanding stock of PSH, ISC shall be afforded the following rights and privileges in PSH and to the extent specified below, in the members of the PSH Affiliated Group and, such rights shall be reflected in appropriate documents, including, without limitation, the PSH Articles of Incorporation and a shareholders agreement.

               (a) Preemptive and Other Stock Rights. PSH's articles of incorporation shall provide pre-emptive rights to a shareholder thereby allowing a shareholder to maintain its equity interest in PSH if it chooses to make any capital contributions. Pre-emptive rights shall cover all shares of any class of stock issues or to be issued by PSH as well as all securities convertible into or exercisable for voting shares or that are granted contingent voting rights. Before attempting to raise capital through issuance of securities, PSH and Penske Corp. must first satisfy their obligations under
Section 6.1(g) below. Thereafter, if PSH has a legitimate business need to raise capital through the issuance of securities, ISC shall be given a minimum of sixty (60) days advance written notice of the proposed issuance or creation of such securities and the option to exercise its pre-emptive rights with respect thereof. Such notice shall detail the rights and privileges of such securities, as well as the sales price of such securities. Except as permitted by this Section 6.1(a), neither PSH nor Penske Corp. shall take any other steps to dilute the equity interest of ISC except with ISC's prior written consent, which consent will not unreasonably be withheld.

               (b) Books and Records. ISC shall have the right, from time to time, upon reasonable notice to inspect the books, records, contracts and other documents and information of or pertaining to PSH, its assets and its wholly or partially owned subsidiaries and their assets.

               (c) Major Decisions. Any decision that would otherwise require approval by a minimum of a majority of the voting securities of PSH under applicable corporate law, shall require the approval of a minimum of eighty-five percent (85%) of the voting securities. At the Board of Directors level, the following decisions shall require the consent of at least one ISC representative to the Board of Directors of PSH (and the consent of at least one of ISC's representatives to the Board of Directors of each member of the PSH Affiliated Group which has an ISC representative on its board until such member becomes a Public Company):

                    (i) Capital expenditures on an annual basis in excess of $10,000,000 calculated on an aggregate basis for PSI and the Subsidiaries, provided however that capital expenditures with respect to the development and construction of the Raceway Property shall not be considered as part of this limitation until the first calendar year after the calendar year in which a commercial auto race is conducted at the Raceway;

                    (ii) During the first five (5) years after the date hereof annual aggregate borrowing of funds on a secured basis by all members of the PSH Affiliated Group in excess of fifty percent (50%) of total annual aggregate capital expenditures for all the members of the PSH Affiliated Group (except for a refinancing of existing mortgages and financing obtained for the initial development and construction of the Raceway Property).

                     (iii) After five (5) years from the date hereof, permitting the PSH Affiliated Group to have a ratio of funded debt to funded debt plus tangible net worth which is greater than forty percent (40%). In calculating "funded debt", any advances made by Penske Corp. or its lending Affiliate as contemplated by Section 6.1(g)(ii)(A) below, shall be disregarded.

                    (iv) The issuance of securities except as may be permitted by this Agreement;

                    (v) Except as otherwise permitted by this Agreement, the sale or other disposition of assets outside of the ordinary course of business with a fair market value or book value in excess of $1,000,000 calculated on an aggregate basis for all members of the PSH Affiliated Group. Except as otherwise permitted by this Agreement, the acquisition of assets outside of the ordinary course of business with a fair market value in excess of $8,500,000 calculated on an aggregate basis for all the members of the PSH Affiliated Group; and

                    (vi) Amending the articles of incorporation or bylaws of PSH or any of the members of the PSH Affiliated Group without the consent of ISC, such consent not to be unreasonably withheld.

               (d) Dividend Policy. It shall be the policy of PSH and its Board of Directors, subject to the reasonable discretion of the Board of Directors and subject to any financial covenants in any applicable financial institution documents, to declare and pay a dividend equal to one hundred percent (100%) of the annual net income of PSH and the PSH Affiliated Group on a consolidated basis after the payment of operating costs and fees, debt service, taxes and the creation of reserves necessary for reasonable operating and capital expenditures and taxes.

               (e) Management Parent Company Charges.  The Board of
Directors of PSH, with the consent of at least one (1) ISC representative to the PSH Board of Directors, shall approve the payment by PSH of management fees to Penske Corp., its Affiliates or to ISC. Except as specified above, Penske Corp. and its Affiliates shall not receive any management fees or other parent company charges (excluding payments on Penske Corp. or its Affiliates loans, group corporate insurance, and other expenses incurred on behalf of the PSH Affiliated Group by Penske Corp. or its Affiliates which are reasonable and verifiable) from any member of the PSH Affiliated Group except for management fees which ultimately pass through PSH.

               (f) Corporate Opportunities. In the event Penske Corp. or any of its Affiliates (specifically including Penske Speedways Holding) do not elect to exercise any right of first refusal to participate in any transaction or opportunity that relate to the conduct or ownership of a motorsports complex that may come to them arising out of Section 8.7 of the Organization Agreement, then ISC shall have a right of second refusal to elect to participate.

               (g) Priority of Sources of Capital.

                    (i) Penske Corp. and ISC agree that PSH shall use its best efforts to cause Penske Speedways Holding to obtain, upon reasonable terms, all funds necessary for its capital and operating expenditures (which shall include the funds necessary to construct the Raceway on the Raceway Property) (the "Necessary Capital") in accordance with the terms of Section
8.8 of the Organization Agreement; provided, however, that in no event shall ISC be obligated to provide any guarantees of financing or make any capital contributions except as specified in Section 5.1 above. Penske Corp. shall use its best efforts to cause Penske Speedways Holding to obtain additional financing as needed to permit the full commercial development of the Raceway Property and/or the Raceway. In the event that Kaiser does not advance its proportionate share of a capital call made in accordance with the terms of
Section 8.8 of the Organization Agreement, Penske Corp. shall provide ISC with written notice of such failure. Within thirty (30) days after such notice, ISC, at its option, subject to compliance with all applicable laws, shall be permitted to advance the capital call made on Kaiser as a capital contribution to Penske Speedways Holding and in return for advancing Kaiser's proportionate share of the capital call ISC shall receive from Kaiser and/or Penske Speedways Holding a number of shares of Penske Speedways Holding stock equal in value to the amount of ISC's advance to Penske Speedways Holding, such value to be based on a per share value for Penske Speedways Holding stock calculated as of the date of the advance utilizing the valuation procedure set forth in Section 8.6(b) of the Organization Agreement.

                    (ii) Penske Corp. agrees that in the event PSH has not been able to obtain the Necessary Capital despite the best efforts of Penske Corp. made in accordance with the terms of paragraph (i) immediately above, Penske Corp. shall then proceed as follows to obtain the Necessary Capital:

                         (A) Penske Corp. directly or through its
Affiliates which are not members of the PSH Affiliated Group may elect to advance (and to the extent repaid, readvance) the first five million dollars ($5,000,000) of Necessary Capital as an unsecured term loan with interest at the then current market rate as established by ISC's principal lending bank (the "Market Interest Rate"), to be repaid with interest in equal monthly installments over a two to five year term, such term to be established by Penske Corp. or its lending Affiliate.

                         (B) In the event Penske Corp. or one of its
Affiliates has made the advance specified in paragraph (A) above, and there are additional Necessary Capital requirements, a capital call notice (the "Capital Notice") may be given to the PSH shareholders. Subject to the terms of paragraph (E) below, within fifteen (15) days after receipt of a Capital Notice, ISC will take one of the following actions: (x) satisfy its proportionate share of the capital call, (y) give notice to Penske Corp. that ISC has made a good faith determination that due to a cash flow problem it is currently unable to satisfy its proportionate share of the capital call and request that Penske Performance, Inc. ("PPI") or one of its Affiliates which is not a member of the PSH Affiliated Group, advance to PSH ISC's share of the capital call or (z) give notice to Penske Corp. that ISC desires that Penske Corp. advance ISC's share of the capital call as an additional capital contribution to PSH in return for additional stock in PSH.

                         (C) In the event PPI satisfies its proportionate
share of the capital call and ISC has provided notice as specified above that it is unable to satisfy its proportionate share of the capital call, then PPI or one of its Affiliates which is not a member of the PSH Affiliated Group, may elect to advance to PSH ISC's share of the capital call. The advance shall be initially treated as a loan to ISC which will earn interest at the Market Interest Rate and be documented by ISC's promissory note substantially in the form of the note attached as Schedule 6.1(g)(ii)(C) hereto. ISC shall use commercially reasonable efforts to repay the loan as soon as its cash flow reasonably permits. If not repaid sooner, the loan plus accrued interest is payable in full six months from the date of the loan unless the six month period would expire in the month of October or November in which case the loan plus accrued interest would be payable on December 31 following the expiration of the six month period. In the event the loan plus accrued interest is not paid when due, PPI will seek in good faith for a thirty (30) day period to obtain third party financing for Penske Speedways Holding and/or PSH sufficient to repay PPI for the full amount of the Necessary Capital advanced plus interest thereon calculated at the Market Interest Rate. If such financing is not available, then PPI at its option, upon ten (10) days notice, at any time until the loan plus accrued interest has been paid in full, may apply the loan plus accrued interest for the purchase of an appropriate number of ISC's shares of stock of PSH. The purchase price for the ISC shares shall be based on a per share value calculated as of the end of the notice period utilizing the valuation procedure set forth in Section 8.6(b) of the Organization Agreement substituting ISC for "Kaiser", PPI for "Penske" and PSH for the "Corporation". After the per share value of ISC's shares have been determined, the loan plus accrued interest will be retired by ISC's transfer of a number of shares of PSH stock equal in value to the loan plus accrued interest. If ISC's stock holdings are not sufficient to pay the full principal amount of the loan plus accrued interest, ISC shall immediately pay any remaining balance.

                         (D) In the event PPI satisfies its proportionate
share of the capital call and in accordance with a notice from ISC, PPI or one of its Affiliates advances ISC's proportionate share as an additional capital contribution to PSH, then in return for advancing ISC's proportionate share, PPI shall receive from ISC a number of additional shares of PSH stock equal in value to the amount of ISC's proportionate share advanced by PPI or its Affiliate, such value to be based on a per share value for PSH stock calculated as of the end of the notice period utilizing the valuation procedure set forth in Section 8.6(b) of the Organization Agreement substituting ISC for "Kaiser", PPI for "Penske" and PSH for the "Corporation".

                         (E) In no event will ISC be obligated to make any
capital contributions with respect to a Capital Notice until after all applicable requirements under all Applicable Laws shall have been satisfied with respect to the capital contributions contemplated by the Capital Call.

               (h) Put Option. In the event that Kaiser exercises the put option as set forth in Section 8.6 of the Organization Agreement, Penske Corp. shall offer or cause to be offered to ISC the right to acquire from Kaiser the stock subject to the put and if ISC elects to exercise such right, ISC will fully perform the "put" obligations in accordance with its terms. ISC shall notify Penske Corp. in writing within thirty (30) days following receipt of notice of the opportunity to purchase the shares to be put by Kaiser of its decision relating to the purchase of the shares subject to the put. The notice once given shall be irrevocable.

               (i) Option to Purchase. In the event Penske Corp. or its Affiliates obtain any rights to acquire any of Kaiser's stock in Penske Speedways Holding, Penske Corp. shall offer or cause to be offered to ISC a first option to exercise such rights and if ISC exercises such option, ISC will perform the stock purchase obligations in accordance with the terms of the option. ISC shall notify Penske Corp. in writing within thirty (30) days following receipt of the notice of the opportunity to purchase the shares to be sold by Kaiser of its decision relating to the purchase of the shares. The notice once given shall be irrevocable.

               (j) Limitation on Payments from the PSH Affiliated Group. Except for payments or distributions specified as Schedule 6.1(j) hereto, or otherwise contemplated by this Agreement, without the prior written consent of ISC no payments or distributions shall be made by any member of the PSH Affiliated Group to Penske Corp. or any of its Affiliates which are not members of the PSH Affiliated Group unless such transactions are on commercially reasonable terms at least as favorable as terms generally available from unaffiliated parties.

               (k) Limitation on Kaiser Distributions. Total distributions and payments from the members of the PSH Affiliate Group to Kaiser during any fiscal year of PSH shall in no event exceed seventy-five percent (75%) of the total distributions and payments from the members of the PSH Affiliated Group to PSH during the same period. The foregoing provisions of this paragraph (k) shall not apply to the $650,000 annual special development management fee to be paid to Kaiser under the terms of Section 8.5 of the Organization Agreement or to commercially reasonable transactions on terms at least as favorable as generally available from unaffiliated parties.

               (l) Business Plan. Penske Corp. shall prepare and submit to the Board of Directors of PSH prior to January 15 of each year, for discussion and approval by the Board, a detailed business plan (including operating budgets and capital budgets) for all corporate members of the PSH Affiliated Group for the calendar year in which the January 15 due date occurs.

               (m) Operations of Motorsport Complexes. The Parties hereto acknowledge that the business of the members of the PSH Affiliated Group shall be limited to developing and operating motorsport complexes and activities related or incidental thereto, including, but not limited to (i) development of museums, exhibit halls, living quarters and testing facilities and (ii) engaging in merchandising activities related to motorsports. The members of the PSH Affiliated Group shall not engage in any other business activities or make any material investments in any other business activities without the consent of ISC.

     6.2 Board Representation.   Except as otherwise specified in this
Section 6.2, ISC shall at all times be permitted to designate a percentage of the members of the board of directors of PSH, Penske Speedways Holding, PSI and The California Speedway Corporation equal to the greater of (i) twenty percent (20%) or (ii) the percentage of stock ownership of ISC in PSH as adjusted from time to time to reflect changes in such percentage; provided, however, ISC's representation on each of such boards of directors, shall never be less than (a) two (2) individuals as long as ISC owns at least ten percent (10%) of the issued and outstanding stock of PSH or (b) one (1) individual as long as ISC owns at least two percent (2%) of the issued and outstanding stock of PSH. In addition, as long as ISC is permitted to have at least two members on a board, at least one (1) of ISC's representatives on each of such boards shall serve on any executive or similar committee that may be created by the board. If Penske Speedways Holding, PSI or any of the Subsidiaries becomes a Public Company in which Penske Corp. or its Affiliates own less than fifty percent (50%) of the issued and outstanding voting stock, then Penske Corp. cannot guarantee ISC's representation on the board of directors of the Public Company, but Penske Corp. shall use its best efforts (but at no expense to Penske Corp. or its Affiliates) to cause PSH to cause to be elected to the Board of Directors of such Public Company two (2) individuals designated by ISC far as long as ISC owns at least ten percent (10%) of the issued and outstanding stock of PSH or one (1) individual designated by ISC for as long as ISC owns at least two percent (2%) of the issued and outstanding stock of PSH. The shareholders of PSH and each of the members of the PSH Affiliated Group shall vote their shares in favor of ISC's nominees to the board of directors in accordance with the terms of this Section 6.2. ISC shall be permitted to send an observer to any meeting of the board of directors of any of the members of the PSH Affiliated Group which is not a Public Company and with respect to which ISC has not designated a director. ISC shall be provided the same notice as is provided to the members of the board of directors (but not less than five (5) business days notice) of each board of directors meeting with respect to which it is permitted to send an observer.

     6.3 Construction Rights.

               (a) Design of Raceway. Attached as Schedule 6.3(a) hereto are plans for the development of the Raceway. No material revisions or modifications of the plans shall be made without the advance written consent of ISC.

               (b) Construction Budget. Attached as Schedule 6.3(b) hereto is a detailed construction budget for the development of the Raceway. The budgeted amount for any line item reflected on Schedule 6.3(b) shall not be increased or decreased by more than ten percent (10%) without the prior written consent of ISC.

               (c) Construction Financing. Attached as Schedule 6.3(c) hereto is a loan commitment for the construction financing with respect to the construction of the Raceway. ISC acknowledges that the attached loan commitment is satisfactory to it.

     6.4 Transactions Among Penske Corp. Affiliates. Except with the prior written consent of ISC, which consent shall not be unreasonably withheld, or as specifically permitted by this Agreement, no member of the PSH Affiliated Group shall engage in any transaction which will result in income or profits of any member of the PSH Affiliated Group being transferred to any Affiliate of Penske Corp. which is not a member of the PSH Affiliated Group. Penske Corp. and its Affiliates shall be permitted to be reimbursed for reasonable and verifiable expenses incurred for the benefit of the members of the PSH Affiliated Group including by way of example insurance costs, accounting fees, legal fees and income tax liabilities.

     6.5 Construction Reimbursement. The Parties recognize that prior to the PSH Formation Date, Penske Corp. and its Affiliates will have loaned or advanced certain amounts with respect to the development and construction of the Raceway. Penske Corp. shall be permitted to reimburse itself and its Affiliates from construction loan proceeds or additional equity investments, for any reasonable and verifiable amounts loaned or advanced with respect to the development and construction of the Raceway which are not treated as PSH capital contributions under the terms of Section 4.3 above. Attached as
Schedule 6.5 hereto is a list of all such items to date with respect to which Penske Corp. or its Affiliates are entitled to seek reimbursement under the terms of this Section 6.4. A copy of Schedule 6.5 updated through the PSH Formation Date shall be delivered to ISC on the PSH Formation Date.

     6.6 Mutual Rights of First Refusal.  On the PSH Formation Date,
Penske Corp. and ISC shall enter into an agreement which contains terms applicable to PSH and its shareholders substantially identical to the terms set forth in Article VI of the Development Agreement.

                                  ARTICLE VII
                      ADDITIONAL COVENANTS OF PENSKE CORP.

          Penske Corp. covenants and agrees as follows:

     7.1 No Encumbrances or Transfers. After the date of the mutual execution of this Agreement and through the PSH Formation Date or earlier termination of this Agreement, no material part of the PSI Assets shall be leased, subleased, alienated, encumbered or otherwise transferred by PSI other than in the normal course of its business consistent with past practices and the secured liabilities of PSI shall not be increased beyond the amounts set forth in Schedule 4.4(e) hereto except as permitted by Schedule 6.3(c) hereto or the Organization Agreement and except for draws made against existing lines of credit in the ordinary course of business. For purposes of this Section 7.1, "material" shall mean or refer to a value of $100,000 or greater. In addition, after the date of the mutual execution of this Agreement and through the PSH Formation Date or the termination of this Agreement there shall be no change in the ownership of PSI except as contemplated by this Agreement.

     7.2 Continuance of the Normal Course of Business. Except as may be contemplated by this Agreement or by the Organization Agreement and as long as ISC owns at least ten percent (10%) of the issued and outstanding stock of PSH, Penske Corp. shall cause PSI to continue to operate the PSI Assets in accordance with the normal course of its business as historically conducted.

     7.3 Public Offering of Securities. Except as may be contemplated by this Agreement, no public offering of the securities of any member of the PSH Affiliated Group shall occur without ISC's prior written approval of the terms of the offering including the terms relating to the application and distribution of the proceeds from the offering such consent not to be unreasonably withheld. It is contemplated by this Agreement that there may occur in the future a public offering of the securities of PSI or The California Speedway Corporation.

     7.4 Applicable Law Compliance. Penske Corp. shall cause PSI, and shall use its best efforts to cause Kaiser, to make all required filings under the Applicable Laws with respect to the transactions contemplated by the Organization Agreement as soon as practicable after the date of this Agreement, and prior to Kaiser's conversion of the Penske Speedways Holding preferred stock to be issued to Kaiser under the terms of the Organization Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     8.1 Events Terminating this Agreement. This Agreement shall terminate prior to the PSH Formation Date:

               (a) Upon the mutual written agreement of the Parties;

               (b) If the PSH Formation Date has not occurred on or before June 30, 1996;

               (c) Upon termination of the Development Agreement;

               (d) By either Party's written notice if there shall have been a material breach by the other Party of any of the representations, warranties, covenants or agreements contained herein.

               (e) By ISC, if any of the conditions specified in Section
5.2 shall not have been met or waived prior to such time as such condition can no longer be satisfied; or

               (f) By Penske Corp., if any of the conditions specified in
Section 5.4 shall not have been met or waived prior to such time as such condition can no longer be satisfied.

     8.2 Effect of Termination. In the event of termination of this Agreement, nothing herein contained shall relieve either Party from liability for a breach of this Agreement occurring prior to the termination hereof. The provisions of this Section and Section 2.3, Article IX and the provisions of
Article X shall survive the termination of this Agreement.

                                  ARTICLE IX
                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

     9.1 Indemnity Obligations of Penske Corp. Penske Corp. shall indemnify and hold ISC and its subsidiaries, affiliates, directors, officers, employees and agents (collectively, "ISC Affiliates") and PSH harmless from, and reimburse ISC and each ISC Affiliate and PSH for any ISC Indemnity Claims and PSH Indemnity Claims, respectively (as such terms are hereinafter defined) arising under the terms and conditions of this Agreement. For the purposes of this Agreement, the term "ISC Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of Penske Corp. which is contained in Sections 2.4, 3.1, 4.4 and 4.8 of this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Penske Corp. which are contained in or made pursuant to this Agreement; (iii) any liabilities or obligations arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification in this Section
9.1 or Section 10.1 and (iv) all interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, and reasonable fees and disbursements of accountants and counsel) arising out of or related to any ISC Indemnity Claims asserted under this Section 9.1. The term "PSH Indemnity Claim" shall have the same meaning as ISC Indemnity Claim for all purposes hereunder except that: (x) the indemnity shall relate to the breach of any representation and warranty of Penske Corp. which is contained in Sections 4.4(d) through 4.4(h) of this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (y) any recovery with regard thereto shall be for the account of PSH; and (z) ISC shall have the right to pursue such claims, and to exercise the rights of an indemnified party hereunder, on behalf of PSH. The foregoing indemnification shall calculate any loss to the indemnified party after considering any tax benefit to the indemnified party resulting from the loss. In the event there shall be an ISC Indemnity Claim which also constitutes a PSH Indemnity Claim, ISC shall have a first right of recovery under the ISC Indemnity Claim.

     9.2 Indemnity Obligations of ISC. ISC hereby agrees to indemnify and hold Penske Corp. and its respective subsidiaries, affiliates, directors, officers, employees and agents (collectively, "Penske Affiliates"), harmless from, and to reimburse, Penske Corp. and each Penske Affiliate for any Penske Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Penske Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of ISC which is contained in this Agreement or any Schedule or certificate required to be delivered pursuant thereto; (ii) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of ISC contained in or made pursuant to the terms and conditions of this Agreement; (iii) any obligations or liabilities arising out of any and all actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, damages, costs and expenses or deficiencies incident to the disposal of any matter which is the subject of indemnification under this
Section 9.2; and (iv) all interest, penalties, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of counsel and accountants) arising out of or related to any Penske Indemnity Claims asserted under this
Section 9.2. The foregoing indemnification shall calculate any loss to the indemnified party after considering any tax benefit to the indemnified party resulting from the loss.

     9.3 Notification of Claims. Subject to the provisions of Section 9.4 below, in the event of the occurrence of an event which any party asserts constitutes an ISC Indemnity Claim or an PSH Indemnity Claim or a Penske Indemnity Claim, as applicable, the indemnified party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy).

     9.4 Duration. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the PSH Formation Date; provided, however, that (except in respect of any claims for indemnification as to which notice shall have been duly given prior to the relevant expiration date set forth below) such representations, warranties, covenants, agreements and rights shall expire on the following dates:

          (a) in the case of an ISC Indemnity Claim or an PSH Indemnity
Claim arising as a result of the breach of the representations and warranties set forth in Section 4.4(i)(ix), or an ISC Indemnity Claim set forth in
Section 10.1, the date of expiration of the relevant statute of limitations, including any extensions thereof;

          (b) in the case of all other claims for indemnification arising under this Agreement, on the second anniversary of the PSH Formation Date.

     9.5 Limitations.  Notwithstanding anything to the contrary herein:

           (a) Any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event and to the extent that the accumulated amount of all claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $100,000 in the aggregate (the "Indemnification Threshold"). In no event shall the aggregate total of all ISC Indemnity Claims and PSH Indemnity Claims payable pursuant to this Agreement exceed $14,975,000 plus any additional capital contributions made by ISC to PSH and less dividends and management fees previously received by ISC from PSH pursuant to this Agreement.

          (b) If any party becomes aware of any breach of any representation or warranty or any breach or non-fulfillment of any covenant or obligation of another party hereunder, the party becoming so aware shall promptly notify the other party or parties of such breach or non-fulfillment and afford such other party or parties a reasonable opportunity to cure such breach or non-fulfillment prior to seeking any indemnification hereunder. An indemnified party's failure to give timely notice shall not constitute a defense (in part or in whole) to any claim for indemnification by such party except and only to the extent that such failure shall result in any material prejudice to the indemnifying party.

          (c) The amount of damages payable by an indemnifying party to an indemnified party hereunder with respect to a claim based on particular facts, circumstances or liabilities shall be reduced by amounts previously paid by such indemnifying party or its affiliates with respect to such facts, circumstances or liabilities to the extent such recovery constitutes a double recovery for the same claim.

          (d) Each indemnified party shall use reasonable efforts to mitigate damages with respect to claims hereunder. The indemnifying party shall, upon payment to the indemnified party of damages with respect to any claim, be subrogated to the rights of the indemnified party against third parties with respect to the matters forming the basis for such claim, to the extent of such damages paid. The foregoing subrogation rights shall in no event permit the indemnifying party to pursue any claims against any Affiliate of the indemnified party.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Environmental Indemnity. Subject to the provisions of Section
9.3 above, Penske Corp. shall cause PSI (without direct or indirect contribution by ISC) to indemnify, protect, defend (with counsel satisfactory to ISC) and hold ISC, and its officers, directors, shareholders, partners or other owners, employees, agents, subsidiaries, affiliates, successors and assigns, other than PSI, harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, liens, expenses and costs (including, without limitation, cleanup, removal, remediation, restoration and monitoring costs and attorneys' fees and other professional fees and costs of all types) which arise out of or result from the presence or release of any hazardous materials on, in, under or about the PSI Assets which exist on or prior to the PSH Formation Date ("Environmental Claims"). Except for Environmental Claims with respect to which Penske Corp. or any of its Affiliates had actual notice prior to the PSH Formation Date and which are not disclosed in any Schedule of this Agreement, the foregoing environmental indemnity is intended to indemnify ISC only for direct loss or injury, arising out of Environmental Claims rather than indirect loss or injury, arising out of a reduction in the value of ISC's investment in PSH. In the event Penske Corp. or any of its Affiliates had actual notice of Environmental Claims prior to the PSH Formation Date and failed to disclose such Environmental Claims on a Schedule to this Agreement, then the foregoing environmental indemnity shall cover both direct and indirect loss or injury to ISC in accordance with its terms.

     10.2 Prohibition on Assignment/Binding Effect. This Agreement may not be assigned or transferred by either Party without the express written consent of the other Party, which consent may be withheld in such Party's sole and absolute discretion. Subject to the foregoing, this Agreement shall extend to and be binding upon the legal representatives, successors, and permitted assigns of ISC and Penske Corp. Furthermore, except as otherwise permitted by this Agreement, Penske Corp. may not dilute its equity ownership directly or through Affiliates in PSH or Penske Speedways Holding below fifty one percent (51%) without the prior written consent of ISC which consent may be withheld in ISC's sole and absolute discretion.

     10.3 Notices and Demands. All notices or demands required or permitted under this Agreement shall be in writing, signed by the Party giving the same, and shall be deemed properly given and received when personally served or upon the earlier of (a) receipt or (b) rejection, if sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, such as Federal Express, and addressed to the intended recipient at the address set forth below or at any other address which such Party gives the other Party notice in accordance with the provisions of this Section 10.3.

  International Speedway Corporation         Penske Corporation
  1801 International Speedway Boulevard      3400 Outer Drive West
  Daytona Beach, FL  32114-1243              Detroit, Michigan  48239-4001
  Attn:  H. Lee Combs                        Attn:  President

     10.4 Captions for Convenience. The headings and captions hereof are for convenience and reference only and shall not be considered in interpreting the provisions hereof.

     10.5 Severability. Any provision in this Agreement which is illegal, invalid or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability, without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. ISC and Penske Corp. shall negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or shall otherwise amend this Agreement, including the provision relating to choice of law, to achieve such result.

     10.6 Governing Law. This Agreement shall be interpreted and enforced according to the laws of the State of Florida.

     10.7 No Oral Amendment or Modifications.  No provision of this
Agreement may be amended or modified except to the extent any such amendment or modification is expressly and specifically set forth in a written instrument executed by the Party against whom the amendment or modification is sought.

     10.8 Relationship of Penske Corp. and ISC. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent, partnership or joint venture, and no provision in this Agreement and no act of ISC or Penske Corp. until the PSH Formation Date shall be deemed to create any relationship other than that expressly provided in this Agreement. Without limiting the generality of the foregoing, all obligations of ISC and Penske Corp. with respect to third parties shall be independent obligations of each party.

     10.9 Attorneys' Fees.  If it is necessary for either ISC or Penske
Corp. to bring an action, (including any form of dispute resolution pursuant to this Agreement), either at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees and other professional fees and costs of all types, as a part of any judgment therein, in addition to any other award which may be granted.

     10.10 Waiver. The waiver by either ISC or Penske Corp. of any default in the performance by the other party of any agreement or covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other agreement or covenant contained herein.

     10.11 Entire Agreement. This Agreement and the exhibits attached hereto contains all of the agreements and understandings, with respect to the matters covered hereby, and no prior agreements, oral or written, or understandings, representations, or warranties of any nature or kind whatsoever pertaining to such matters shall be effective for any purpose unless expressly incorporated into the provisions of this Agreement or the exhibits or schedules attached hereto. Notwithstanding the foregoing, the parties agree that additional documents will need to be prepared, executed, and delivered from time-to-time to carry out the terms of and the transactions contemplated by this Agreement.

     10.12 Exhibits. All exhibits and schedules which are referred to in this Agreement are incorporated into this Agreement as though fully set forth herein.

     10.13 Confidentially. If a Party gives notice to the other Party that certain of its information (or information of one of its Affiliates or of Kaiser) is being furnished (or for which access is being given to the other Party) on a confidential basis, then, to the extent that such information is disclosed or made available to it, the other Party shall thereafter treat and maintain the same as confidential information and shall not use it or disclose it to others without the prior consent of the Party giving notice; provided, however, that this provision shall not apply to (a) disclosure or use as is necessary to perform the provisions of any transactions contemplated by this Agreement and (b) disclosure or use which is required or compelled by law. Notwithstanding the foregoing, this Section 10.13 shall not apply to any information which the Party to which the information has been furnished can show (i) has been published or become part of the public domain other than by the conduct of such Party, it officers, employees or agents; (ii) has been furnished or made known to such Party by third parties (other than those acting directly or indirectly on behalf of such Party) as a matter of legal right and without restriction on disclosure or (iii) was lawfully in such Party's possession before the disclosure by the disclosing Party.

     10.14 Publicity. Neither Party will disclose or reveal information concerning this Agreement or the transactions contemplated hereby to any Person other than such Party's immediate legal, accounting, or financial advisors, who will in turn hold all such information confidential except as may be required by law or except as may be required to perform the provisions of and transactions contemplated by this Agreement. The Parties acknowledge that filings with the Securities and Exchange Commission will need to be made by ISC which describe and discuss this Agreement. All press releases and other public announcements of the Parties and their Affiliates concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Penske Corp. and ISC. Neither Party shall act unilaterally in this regard without the prior consent of the other, which consent shall not be unreasonably withheld.

     10.15 Good Faith and Fair Dealing. Except where this Agreement expressly permits a Party to act or refuse to act in its sole discretion, each Party shall act reasonably and shall cooperate with the other Party and shall exercise the utmost in good faith and fair dealing towards the other Party, so that the purposes of this Agreement can be attained. Except where this Agreement expressly permits a Party to act or refuse to act in its sole discretion wherever in this Agreement the consent or approval by one Party is required to an act of the other Party such consent or approval shall not be unreasonably withheld or delayed. The Parties also recognize that in the course of their relationship under this Agreement circumstances may change. Therefore, they agree to exercise the utmost in good faith and fair dealing towards one another in negotiating amendments to this Agreement so as to provide the flexibility which shall enable them to attain the purposes of this Agreement. In addition, neither PSH or any member of the PSH Affiliated Group shall enter into an agreement with any Person, written or verbal, in which the consideration paid to such Person would be an amount in excess of that which would be paid to another or an independent third party providing similar goods and services in an arm's length transaction. Similarly, if a Person is acquiring rights or benefits from PSH or any member of the PSH Affiliated Group, no such Person shall pay less consideration to the PSH or any member of the Affiliated Group than would be received from another or independent Person in an arm's length transaction.

     10.16 Cooperation.  From the date hereof and prior to the PSH
Formation Date, the Parties will use their reasonable efforts, and will cooperate with each other, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the Parties to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Each Party shall take such further actions and sign or cause to be executed and delivered such further documents as may be necessary from time to time to carry out the purposes of this Agreement.

     10.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     10.18 Consents in Writing. All consents which one Party is required to obtain from the other Party under this Agreement must be obtained in advance and in writing unless otherwise specified to the contrary.

     10.19 ISC Limited Right to Assign.  On or before the PSH Formation
Date, ISC, in its sole discretion, may assign any or all of its rights and obligations with respect to this Agreement to a corporation in which ISC holds directly all of the voting stock ("ISC's Subsidiary"), provided that ISC's Subsidiary joins in this Agreement and the shareholder's agreement contemplated hereby, and that no such assignment shall relieve ISC of any obligation or liability to Penske Corp. hereunder, and provided further that ISC shall provide Penske Corp. prompt written notice of any such assignment and the execution by ISC's Subsidiary of this Agreement and the shareholder's agreement on or before the PSH Formation Date. In the event of such an assignment, ISC's subsidiary shall acquire the ISC Shares on the PSH Formation Date and have all the rights of ISC specified in this Agreement.


     IN WITNESS WHEREOF, ISC and Penske Corp. have caused this Agreement to be executed by their duly authorized respective representative, the day and year first above written.


                                         "ISC"

                                          INTERNATIONAL SPEEDWAY CORPORATION


                                          By: /s/ James C. France
                                          ----------------------------------
                                                President



                                          "PENSKE CORP."

                                           PENSKE CORPORATION


                                           By: /s/ Walter P. Czarnecki
                                           ---------------------------------
                                                  Exec. V. President

                             AGREEMENT OF ISC SUBSIDIARY

     Facility Investments, Inc. ("FII"), a wholly owned subsidiary of International Speedway Corporation ("ISC") hereby joins in the foregoing Investment and Development Agreement (the "Agreement") and acknowledges that as contemplated by Section 10.19 of the Agreement, FII has received an assignment from ISC of all of ISC's rights and obligations with respect to the Agreement.

                                   FACILITY INVESTMENTS, INC.



                                   By:  s/ James C. France
                                   --------------------------
                                         President

[The following is a list briefly identifying the contents of the Schedules and Exhibits to the Investment and Development Agreement which are omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule upon the written request of the Commission. The Registrant reserves the right to submit any requested schedule on a confidential basis.]

Exhibit A

     Organization Agreement dated November 22, 1995 between Kaiser Ventures Inc., PSH Corp. and Penske Speedways Holding Corp. intended to implement the terms of the prior agreements between Kaiser and Penske Speedway, Inc.

Schedule 2.1

     Outstanding Predevelopment Activities - Sets forth the status of pre-development, investigation and entitlement activities that are outstanding as of the date of the Investment and Development Agreement.

Schedule 2.4

     Raceway Governmental Approvals - Sets forth a timetable for obtaining material governmental approvals necessary for the construction and initial development of the Raceway Property.

Schedule 3.1

     Statement of Pre-development and development expenses advanced by Penske Corp. or its Affiliates through a recent date prior to the date of the Investment and Development Agreement.

Schedule 3.2

     Intentionally deleted.

Schedule 4.2

     Structure of PSH and its subsidiaries.

Schedule 4.3

     Penske Corp. Fund Transfers - Sets forth a list of all pre-development and development expenses advanced by Penske Corp. or its Affiliates through a recent date prior to the date of the Investment and Development Agreement which Penske Corp. intends to treat as capital contributions into PSH.

Schedule 4.4(c)

     Schedule of Required Consents for Penske Participation - Indicates that no consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor or, to the best of Penske Corp.'s actual knowledge, any judicial or administrative body, governmental authority or other party is required in order for Penske Corp. to enter into or to perform the Investment and Development Agreement.

Schedule 4.4(e)

     PSI Financial Statements - PSI's audited consolidated financial statements for PSI and its subsidiaries as of and for the fiscal year ended December 31, 1994, and the September 30, 1995 unaudited consolidated financial statements for PSI and its subsidiaries.

Schedule 4.4(f)

     Changes in Condition - Indicates PSI and its subsidiaries have conducted their business in the usual, regular and ordinary course of their business since the dates of the financial statements.



Schedule 4.4(i)

     Exceptions as to Negative Covenants.

Schedule 4.7(b)(i)

     Certificate of Incorporation for PSH.

Schedule 4.7(b)(ii)

     Bylaws for PSH.

Schedule 4.7(b)(iii)

     Minutes of Organizational meeting of Directors for PSH.

Schedule 4.8

     Capitalization of Penske Speedways Holding Corp.

Schedule 5.4(d)

     Financial Statement of International Speedway Corporation.

Schedule 6.1(g)(ii)(C)

     Form of FII note.

Schedule 6.1(j)

     Permitted Penske Distributions.

Schedule 6.3(a)

     Construction Plans for the Development of The California Speedway.

Schedule 6.3(b)

     Budget for the Construction of The California Speedway.

Schedule 6.3(c)

     Loan Commitment for the construction financing with respect to The California Speedway.

Schedule 6.5

     Permitted Penske Reimbursements. - Sets forth a list of reasonable and verifiable amounts advanced by Penske Corp. with respect to the development of The California Speedway which are not treated as PSH capital contributions and to which Penske Corp. is entitled to seek reimbursement.